Exhibit 99.1

Important Notice Concerning Limitations on

Trading in Coventry Stock

May 3, 2013

To: Coventry Health Care, Inc. Executive Officers and Directors

From: Shirley Smith

1.	As you may know, a “blackout period” will be imposed, suspending transactions involving the Coventry Health Care, Inc. (“Coventry”) common stock fund (the “Coventry stock fund”) under the Coventry Retirement Savings Plan, as amended, and the Coventry Supplemental Executive Retirement Plan, as amended (collectively, the “Plans”), in connection with the merger of a subsidiary of Aetna Inc. (“Aetna”) with and into Coventry, with Coventry surviving the merger as a wholly owned subsidiary of Aetna (the “Merger”). In connection with the Merger, the Coventry stock fund will be replaced with an Aetna stock fund. All Coventry common stock in the Coventry stock fund will be converted into shares of Aetna common stock and cash, contingent upon the closing of the Merger. The Aetna common stock will be reinvested in the Aetna stock fund and the cash will be reinvested in a target date retirement fund. The blackout period is imposed in order to allow the trustees of the Plans to take steps necessary to process and implement these changes.

2.	During the blackout period, participants in the Plans will be temporarily unable to (1) make exchanges into or out of the Coventry stock fund, (2) take distributions of money invested in the Coventry stock fund, or (3) take loans of money against investments in the Coventry stock fund.

3.	In addition, under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), transactions involving Coventry equity securities (including options and other derivatives based on Coventry stock) generally are prohibited during this blackout period. Dispositions of equity securities of Coventry in connection with the Merger, including your receipt of Merger consideration in respect of your equity awards, are exempt from the blackout period trading restrictions under Sarbanes-Oxley.

4.	Based on the information currently available to us, we expect the blackout period to begin during the calendar week beginning April 28, 2013 and end during the calendar week beginning May 5, 2013. The blackout period will be lifted promptly if the Merger is not completed. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status and dates of the blackout period by contacting T. Rowe Price at 1-800-922-9945. This information will be made available for an additional two-year period after the end of the blackout period as required by applicable regulations.

5.	Please note that the blackout period is expected to occur at a time when the trading window under Coventry’s insider trading policy is closed. Therefore, in addition to trading restrictions relating to the blackout period, Coventry employees and directors are prohibited from buying, selling or otherwise effecting transactions in Coventry stock or equity awards through completion of the Merger because of the closed trading window.

6.	Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Coventry that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions of equity securities of Coventry in connection with the Merger are excluded from the trading restrictions.

7.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock, restricted stock unit or performance share unit grant), as a direct or indirect inducement to employment or joining the board of directors of Coventry, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

8.	The following are examples of transactions that you may not engage in during the blackout period:

➢	Exercising stock options granted to you in connection with your service as a director or executive officer

➢	Selling Coventry stock that you acquired by exercising options

➢	Selling Coventry stock that you originally received as a restricted stock grant

➢	Selling Coventry stock that you received upon settlement of restricted stock units or performance share units

9.	There are certain exemptions, including:

➢	Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

➢	Bona fide gifts, bequests and transfers pursuant to domestic relations orders

➢	Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction

10.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe. We therefore request that you contact:

Shirley R. Smith

Senior Vice President, Corporate Counsel and Secretary

Coventry Health Care, Inc.

6720-B Rockledge Drive, Suite 700

Bethesda, Maryland 20817

301-581-5780

if you have any questions about the blackout period, before engaging in any transaction involving Coventry stock or derivatives based on Coventry stock during the blackout period or the closed trading window, or if you believe that any such transaction in which you have a pecuniary interest may occur at a time when trading restrictions are in effect.